EXHIBIT 99.1

Aptose Biosciences Announces Results of Annual and Special Meeting of Shareholders

SAN DIEGO and TORONTO, June 04, 2019 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics targeting the underlying mechanisms of cancer, today announced the voting results from the Company’s annual and special meeting of shareholders held today, June 4, 2019 (the “Meeting”). A total of 68.44% of the issued and outstanding common shares of the Company were represented in person and by proxy at the Meeting.

The Company is pleased to announce that all of the nominees listed in the proxy statement dated April 25, 2019 were elected as directors. Each of the directors was elected with greater than 99% of the votes cast by shareholders present at the Meeting or represented by proxy. The results of the vote are detailed below:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes
				Withheld
Ms. Carol G. Ashe	8,948,469	99.39	54,620	0.61
Dr. Denis Burger	8,945,198	99.36	57,891	0.64
Ms. Caroline M. Loewy	8,949,720	99.41	53,369	0.59
Dr. Erich Platzer	8,942,016	99.32	61,073	0.68
Dr. William G. Rice	8,960,749	99.53	42,340	0.47
Dr. Mark D. Vincent	8,945,260	99.36	57,829	0.64
Mr. Warren Whitehead	8,938,937	99.29	64,152	0.71

Aptose shareholders also voted to re-appoint KPMG LLP as the independent registered public accounting firm of the Company and to ratify an amendment to the Company’s by-laws to increase the quorum for meetings of its shareholders.

Please refer to the Company’s proxy statement available on SEDAR at www.sedar.com or EDGAR https://www.sec.gov/edgar.shtml for more details on the matters covered at the Meeting. Final voting results on all matters voted on at the Meeting will also be filed on SEDAR and EDGAR.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The company has two clinical-stage investigational products for hematologic malignancies: CG-806, an oral, first-in-class pan-FLT3/pan-BTK multi-cluster kinase inhibitor, is in a Phase 1 trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies; APTO-253, the only clinical stage agent that directly targets the MYC oncogene and inhibits its expression, is in a Phase 1b clinical trial for the treatment of patients with relapsed or refractory acute myeloid leukemia (AML) or high risk myelodysplastic syndrome (MDS).

For further information, please contact:

Aptose Biosciences	SMP Communications
Greg Chow	Susan Pietropaolo
Senior Vice President, CFO	201-923-2049
650-718-5028	susan@smpcommunications.com
gchow@aptose.com

LifeSci Advisors, LLC
Daniel Ferry
Managing Director
617-535-7746
Daniel@lifesciadvisors.com